Skyworks Media Relations: Pilar Barrigas (949) 231-3061	Skyworks Investor Relations: Thomas Schiller (949) 231-4700
Skyworks Reports Fiscal Fourth Quarter and
Year End Results for 2005
Delivers on Revised Revenue and Operating Income Guidance; Projects 10 to 12 Percent
Sequential Revenue Growth in RF Solutions and Linear Products Portfolio
WOBURN, Mass., Nov. 2, 2005 – Skyworks Solutions, Inc. (NASDAQ: SWKS), a global leader in analog, mixed signal and digital semiconductors for mobile communications applications, today announced revenue of $190.2 million for the fourth fiscal quarter ended September 30, 2005, compared to $191.5 million in the previous quarter and $218.1 million in the same period a year ago. Fourth fiscal quarter revenue results were consistent with the company’s updated guidance provided on October 10, 2005, reflecting a one-time $3.2 million customer payment and a late quarter product demand shift.
     GAAP operating income for the fourth fiscal quarter was $7.1 million, compared to $11.8 million in the third fiscal quarter of 2005 and versus $18.8 million in the corresponding period a year ago. On a pro forma basis, operating income for the fourth fiscal quarter was $8.9 million, compared to $12.3 million last quarter and versus $21.2 million for the same period a year ago. GAAP diluted earnings per share during the quarter was $0.02 while pro forma diluted earnings per share was $0.04, $0.01 ahead of consensus estimates.
     For fiscal 2005, revenue grew to $792.4 million up from $784.0 million in the prior fiscal year. GAAP operating income was $50.1 million as compared to $42.7 million during the same period a year ago, while pro forma operating income was $54.6 million versus $64.0 million, respectively.
     “Our modest revenue growth during fiscal 2005 somewhat masks the underlying strength of Skyworks’ core business,” said David J. Aldrich, Skyworks’ president and chief

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executive officer. “Our performance was a function of three dynamics: first, we gained market share with our family of iPAC™ power amplifiers, Intera™ front-end modules and Helios™ EDGE radios throughout the year. Second, we launched our Linear Products business unit and introduced a suite of complementary products characterized by long life cycles and higher gross margins. Third, and somewhat offsetting this progress, our cellular baseband product line declined 14 percent year-over-year, as the addressable market for complete system solutions contracted given substantial share loss by tier-three handset OEMs and ODMs.
     As we enter fiscal 2006, we are experiencing strong demand across our RF Solutions and Linear Products portfolio. In fact, we expect these business areas to be up considerably in the December quarter, driven by market adoption of our newest solutions. Conversely, we anticipate that our cellular baseband product line will continue to exhibit volatility. As a result, we are now providing investors increased visibility into the financial performance of this business and our strategy going forward,” concluded Aldrich.
Fourth Quarter 2005 Product Highlights
RF Solutions
•	Initiated production volumes of Helios™ EDGE radios with two tier-one handset OEMs

•	Doubled front-end modules shipments year-over-year with over 20 million units in the quarter

•	Ramped production of CDMA direct conversion radios in support of a tier-one Korean handset supplier

•	Supported Sony Ericsson’s ramp of its award winning family of GPRS/EDGE Walkman handsets with highly customized power amplifier modules, and secured multiple WCDMA sockets leveraging proprietary load insensitive power amplifier (LIPA™) technology

•	Introduced the industry’s first complete front-end module for WCDMA and HSDPA applications
Linear Products
•	Ramped production of customized CMOS switch solutions in support of a large satellite operator in Europe

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•	Developed a portfolio of digital attenuators for cellular base stations

•	Sampled first-generation bulk acoustic wave (BAW) filters for UMTS frequencies

•	Expanded family of highly linear gain blocks, addressing medical equipment, test instrumentation, cellular infrastructure and broadband applications

•	Received record orders for control semiconductor solutions enabling Bluetooth and wireless LAN applications
Business Outlook
     “To illustrate the growth trajectory of our core business, we are providing a more detailed revenue breakdown and offering guidance by product area,” said Allan M. Kline, Skyworks’ vice president and chief financial officer. “For the first fiscal quarter of 2006, we anticipate revenue from our RF Solutions and Linear Products portfolio to be up 10 to 12 percent in the aggregate—from $164 million last quarter to between $180 and $183 million in the December quarter. Meanwhile, we anticipate a sequential decline within our cellular baseband product area—from $26 million last period to between $15 and $18 million in the first fiscal quarter, reflecting weakness across a base of tier-three handset suppliers.
     Operationally, we expect aggregate gross margin to approach 40 percent, enabling a 50 percent sequential improvement in operating income,” concluded Kline.
Skyworks’ Fourth Fiscal Quarter 2005 Conference Call
     Skyworks will host a conference call at 5:00 p.m. Eastern time today to discuss results for the fourth fiscal quarter of 2005. To listen to the conference call via the Internet, please visit the Investor Relations section of Skyworks’ Web site at www.skyworksinc.com. To listen to the conference call via telephone, please call 800-811-0667 (domestic) or 913-981-4901 (international), security code: Skyworks.
     Playback of the conference call will begin at 9 p.m. Eastern time on Wednesday, Nov. 2, and end at 9 p.m. Eastern time on Wednesday, Nov. 9. The replay will be available on Skyworks’ Web site or by calling 888-203-1112 (domestic) or 719-457-0820 (international); access code: 4953313#.

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About Skyworks
     Skyworks Solutions, Inc. is a global leader in analog, mixed signal and digital semiconductors for mobile communications applications. The company’s power amplifiers, front-end modules and direct conversion transceivers are at the heart of many of today’s leading-edge multimedia handsets, cellular base stations and wireless networking platforms. Skyworks also offers a portfolio of highly innovative linear products, supporting a diverse set of automotive, broadband, industrial and medical customers.
     Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit the Skyworks Web site at www.skyworksinc.com.
Safe Harbor Statement
     This press release, and related conference call, includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements included in this press release and related conference call, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements include information relating to future results of Skyworks (including certain projections and anticipated business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those expressed.
     These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including health and security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s filings with the Securities and Exchange Commission.
     These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
     Skyworks, Skyworks Solutions, iPAC, Intera, Helios and LIPA are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.
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SKYWORKS SOLUTIONS, INC.
UNAUDITED GAAP CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
(in thousands, except per share amounts)	2005	2004	2005	2004
Net revenues	$190,174	$218,067	$792,371	$784,023
Cost of goods sold	120,894	130,407	484,599	470,807

Gross profit	69,280	87,660	307,772	313,216

Operating expenses:
Research and development	36,603	38,383	152,215	152,633
Selling, general and administrative	25,043	28,095	103,070	97,522
Special charges	—	1,607	—	17,366
Amortization of intangibles	536	737	2,354	3,043

Total operating expenses	62,182	68,822	257,639	270,564

Operating income	7,098	18,838	50,133	42,652

Interest expense	(3,746)	(3,561)	(14,597)	(17,947)
Other income, net	1,729	540	5,453	1,691

Income before income taxes	5,081	15,817	40,989	26,396
Provision for income taxes	2,020	1,186	15,378	3,984

Net income	$3,061	$14,631	$25,611	$22,412

Earnings per share:
Basic	$0.02	$0.09	$0.16	$0.15
Diluted	$0.02	$0.09	$0.16	$0.15
Weighted average shares:
Basic	158,488	155,860	157,453	152,090
Diluted	159,803	157,581	158,857	154,242

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF PRO FORMA NON-GAAP MEASURES

	Three Months Ended		Year Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
(in thousands)	2005	2004	2005	2004
GAAP operating income	$7,098	$18,838	$50,133	$42,652
Asset impairments [a]	—	—	—	13,906
Restructuring charges [b]	1,265	1,607	1,265	4,434
Lease and leasehold improvements [c]	—	—	886	—
Amortization of intangible assets	536	737	2,354	3,043

Pro forma operating income	$8,899	$21,182	$54,638	$64,035

	Three Months Ended		Year Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
(in thousands)	2005	2004	2005	2004
GAAP net income	$3,061	$14,631	$25,611	$22,412
Asset impairments [a]	—	—	—	13,906
Restructuring charges [b]	1,265	1,607	1,265	4,434
Lease and leasehold improvements [c]	—	—	886	—
Amortization of intangible assets	536	737	2,354	3,043
Tax adjustments [d]	1,850	2,462	12,550	3,445

Pro forma net income	$6,712	$19,437	$42,666	$47,240

	Three Months Ended		Year Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2005	2004	2005	2004
GAAP net income per share, diluted	$0.02	$0.09	$0.16	$0.15
Asset impairments [a]	—	—	—	0.09
Restructuring charges [b]	0.01	0.01	0.01	0.03
Lease and leasehold improvements [c]	—	—	0.01	—
Amortization of intangible assets	—	—	0.01	0.02
Tax adjustments [d]	0.01	0.02	0.08	0.02

Pro forma net income per share, diluted	$0.04	$0.12	$0.27	$0.31

[a]	These charges primarily consist of a write-down of legacy technology licenses related to the Company’s cellular systems business which was included in operating expenses, except for $0.9 million which was included in cost of goods sold.

[b]	The charges recorded during the fourth quarter of fiscal 2005 related to the exit of Conexant’s Assembly and Test business. Approximately, $1.0 million and $0.3 million were included in cost of goods sold and selling, general and administrative expenses, respectively. For the fiscal year ended October 1, 2004, these charges represent certain costs incurred to implement facility consolidations and were included in special charges, except for $0.3 million which was included in cost of goods sold.

[c]	These charges represent an aggregate adjustment for the correction of an error in the manner in which the Company accounted for scheduled rent increases and amortization of leasehold improvements.

[d]	During the fourth quarter of fiscal 2005 and fiscal year ended September 30, 2005, these charges primarily represent a non-cash tax charge related to the utilization of pre-merger deferred tax assets. During the fiscal year ended October 1, 2004, these charges primarily represented a cumulative adjustment reducing the foreign deferred tax asset.
The above pro forma non-GAAP measures are based upon our unaudited consolidated statements of operations for the periods shown. These measures are not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP). However, the Company believes this information is useful in understanding the results of operations. Therefore, Skyworks provides this supplemental information to enable investors to perform additional comparisons of operating results and as a means to provide additional insight into the Company’s ongoing operations and economic performance.

SKYWORKS SOLUTIONS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	Sept. 30,	Oct. 1,
(in thousands)	2005	2004
Assets
Current assets:
Cash, cash equivalents and short-term investments	$235,860	$214,552
Accounts receivable, net	171,454	157,772
Inventories	77,400	79,572
Prepaid expenses and other current assets	11,268	11,968
Property, plant and equipment, net	150,838	150,009
Goodwill and intangible assets, net	511,119	524,388
Other assets	29,904	30,545

Total assets	$1,187,843	$1,168,806

Liabilities and Equity
Current liabilities:
Short-term debt	$50,000	$50,000
Accounts payable	72,276	73,405
Accrued liabilities and other current liabilities	35,959	57,846
Long-term debt	230,000	230,000
Other long-term liabilities	7,044	5,932
Stockholders’ equity	792,564	751,623

Total liabilities and equity	$1,187,843	$1,168,806